PRESS RELEASE

ELKCORP AND BMCA ENTER INTO DEFINITIVE MERGER AGREEMENT
FOR ACQUISTION OF ELKCORP AT $43.50 PER SHARE

ElkCorp Terminates Previous Merger Agreement with The Carlyle Group

DALLAS, February 9, 2007 -- ElkCorp (NYSE:ELK), a leading manufacturer of roofing and building products, and Building Materials Corporation of America (“BMCA”), North America’s largest roofing manufacturer, today announced that they have entered into a definitive agreement pursuant to which an affiliate of BMCA will amend its existing offer to acquire all of the outstanding common stock of ElkCorp for $43.50 per share in cash (the “Tender Offer”). Under the terms of the merger agreement, following completion of the Tender Offer, the parties will complete a second-step merger (the “Merger”) in which all remaining outstanding shares will be cancelled and converted into $43.50 cash per share, without interest, or such higher amount as may be paid for shares in the tender offer. Consummation of the Tender Offer and the Merger are subject to customary closing conditions.

The definitive agreement with affiliates of BMCA follows ElkCorp’s termination of its previous merger agreement (the “Carlyle agreement”) with affiliates of The Carlyle Group (“Carlyle”). The termination of the agreement with Carlyle follows notification from a shareholder plaintiff that it has withdrawn its pending motion in the Dallas County Court for a temporary injunction to prohibit the payment of the termination fee to Carlyle.

The Tender Offer, which was due to expire at midnight on February 14, 2007, will be extended to Midnight New York City time on February 21, 2007, unless further extended in accordance with the terms of the merger agreement with BMCA and the applicable rules and regulations of the Securities and Exchange Commission.

The $43.50 per share price values ElkCorp at approximately $1.12 billion, including the assumption of approximately $173 million of net debt, and represents a premium of approximately 73% over ElkCorp's closing share price on November 3, 2006, the last trading day before ElkCorp announced that its Board of Directors and management were conducting a review of the Company's strategic alternatives.

UBS Investment Bank is acting as financial advisor to ElkCorp. Citigroup Global Markets Inc. is financial advisor to the Special Committee of ElkCorp’s board. Wachtell, Lipton, Rosen & Katz is legal advisor to ElkCorp and the Special Committee.

BMCA received financing commitments from, Deutsche Bank AG, Bear, Stearns & Co. and J.P. Morgan Chase Bank NA. Willkie Farr & Gallagher LLP is legal advisor to BMCA.

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About ElkCorp

ElkCorp, through its subsidiaries, manufactures Elk brand roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). www.elkcorp.com

About BMCA

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

CONTACTS FOR ELKCORP:
Investors	Media
ElkCorp	Sard Verbinnen & Co.
Stephanie Elwood	Jim Barron or Chris Kittredge
(972) 851-0472	(212) 687-8080
or
MacKenzie Partners Inc.
Dan Burch or Bob Marese
(212) 929-5405

BMCA:
BMCA Investor Relations
(973) 317-5960
or
D. F. King & Co., Inc.
(888) 628-9011

Forward Looking Statements. Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “contemplate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,”

“target,” “look forward to” and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, litigation, an economic downturn or changes in the laws affecting our business in those markets in which we operate. There can be no assurance that the tender offer, merger or other any other transaction will be consummated, or if consummated, that it will increase shareholder value. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance or events. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by law.

Additional Information and Where to Find It. In connection with the tender offer by an affiliate of BMCA, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC and expects to file amendments thereto. In connection with the proposed merger with affiliates of BMCA, ElkCorp expects to file a proxy statement with the SEC, if required by law. In connection with the tender offer by an affiliate of Carlyle, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC, and expects to file amendments thereto. Investors and security holders are strongly advised to read these documents (when they become available in the case of those not yet available) because they will contain important information about the tender offers and the proposed mergers. Free copies of materials which will be filed by ElkCorp will be available at the SEC’s web site at www.sec.gov, or through our Information Agent, MacKenzie Partners, Inc., at 1-800-322-2885 and at tenderoffer@mackenziepartners.com, or at the ElkCorp web site at www.elkcorp.com, and will also be available, without charge, by directing requests to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491. ElkCorp and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of ElkCorp’s participants in the solicitation is set forth in ElkCorp’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in proxy statements relating to any merger, if one is required to be filed, and in any solicitation/recommendation statements on Schedule 14D-9 when they become available.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF ELKCORP COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT BMCA ACQUISITION SUB INC. DISTRIBUTES TO ELKCORP'S STOCKHOLDERS AND FILES WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO,

THE TENDER OFFER. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT BMCA ACQUISITION SUB INC. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.